EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


UnionBank, an Illinois state bank with its main office located in Streator, Illinois.

UnionBank/West, an Illinois state bank with its main office located in Macomb, Illinois.

UnionBank/Northwest, an Illinois state bank with its main office located in Hanover, Illinois.

Prairie Acquisition Corp., an Illinois corporation located in Ottawa, Illinois.

Country Bancshares, Inc., an Illinois corporation located in Ottawa, Illinois.

UnionFinancial Services & Trust Company, an Illinois corporation located in Peru, Illinois.